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                                                                    EXHIBIT 11.1


                          UroQuest Medical Corporation
                 Statement of Computation of Net Loss Per Share
                                  (Unaudited)


                                                                  Three months ended September 30,  Nine months ended September 30,
                                                                  --------------------------------  -------------------------------
                                                                       1997            1996            1997            1996
                                                                   ------------    --------------   ------------    ------------
Net loss                                                           $   (752,138)   $   (364,873)    $ (2,780,839)   $ (1,181,707)


Historical:
  Weighted average common stock outstanding                          11,879,566       3,287,446       11,856,385       3,276,758
  Shares related to Staff Accounting Bulletin Nos. 55, 64 and 83:
    Stock options                                                                        77,143                           77,143
    Warrants                                                                          1,428,571                        1,428,571
                                                                   ------------    ------------     ------------    ------------
  Total shares used in calculating net loss per share                11,879,566       4,793,160       11,856,385       4,782,472
                                                                   ------------    ------------     ------------    ------------

Net loss per share                                                 $      (0.06)   $      (0.08)    $      (0.23)   $      (0.25)
                                                                   ============    ============     ============    ============


Pro forma:
  Shares used in calculating net loss per share (per above)                           4,793,160                        4,782,472
                                                                                   ============                     ============
  Preferred stock if-converted                                                        1,252,672                        1,252,672
                                                                                   ============                     ============
  Total shares used in calculating pro forma net loss per share                       6,045,832                        6,035,144
                                                                                   ============                     ============

Pro forma net loss per share                                                       $      (0.06)                    $      (0.20)
                                                                                   ============                     ============
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